Exhibit 99.1


                       Investors Capital Holdings' Revenue
               Climbs Twenty Nine Percent In First Fiscal Quarter


    LYNNFIELD, Mass.--(BUSINESS WIRE)--Aug. 17, 2006--Investors Capital Holdings, Ltd. (AMEX: ICH) today announced that for the first fiscal quarter ended June 30, 2006, total revenues increased by more than $4.4 million, or 29% percent to $19.6 million, as compared to revenues of $15.2 million for the comparative quarter ended June 30, 2005.
    Net loss for the first fiscal quarter ended June 30, 2006 was $597,622 or $0.10 per share, versus net income of $107,226 or $0.02 per share, from the comparative quarter ended June 30, 2005. Operating loss for the first fiscal quarter was $1,033,417, as compared to operating income of $206,968 from the comparative quarter last year.
    "Our impressive first quarter revenue growth can be directly attributed to the talent of our registered representatives and the sales and marketing initiatives we have instituted to aid them in growing their independent practices," said Ted Charles, Chief Executive Officer and Chairman, Investors Capital Holdings, Ltd. "Despite a one-time stock award, which suppressed our excellent revenue growth and impacted our operating and net income, we are confident the company will continue its impressive growth and improve its profit margin moving forward."
    Charles continued, "Our broker-dealer, Investors Capital Corporation, benefited from a substantial increase in its securities and insurance business, while our investment advisor subsidiary, Investors Capital Advisory, continued to excel. We also continued to see sales growth across our investment centers in Massachusetts, New Hampshire and Florida."

    About Investors Capital Holdings

    Investors Capital Holdings (AMEX:ICH) of Lynnfield, MA is a diversified financial services company founded to meet consumer needs in today's financial markets. The company owns and operates Investors Capital Corporation, Investors Capital Advisory, Eastern Point
Advisors and ICC Insurance Agency, Inc.
    For more information, please call (800) 949-1422 or visit www.investorscapital.com.

    Certain statements contained in this press release, which are not historical fact, may be deemed to be forward-looking statements under federal securities laws. There are many important factors that could cause Investors Capital Holdings and its subsidiaries' actual results to differ materially from those indicated in the forward-looking statements. Such factors include, but are not limited to, general economic conditions, including interest rate risk, regulatory changes (legislative or otherwise) affecting the financial services industry, competition, demand for Investors Capital Holdings and its subsidiaries' services, availability of funding, and other risks identified in Investors Capital Holdings' Securities and Exchange Commission filings.
    Investors Capital Corporation, Lynnfield, Massachusetts,
Distributor.



                          (Tables to Follow)


           INVESTORS CAPITAL HOLDINGS, LTD. AND SUBSIDIARIES
           =================================================

                 CONDENSED CONSOLIDATED BALANCE SHEETS


                                               Periods Ended

                                        June 30, 2006   March 31, 2006
                                        --------------  --------------


Cash and Cash Equivalents               $   7,060,525   $   7,718,682

Current and Other Assets                    6,558,553       6,834,647

Property and Equipment, net                   827,269         772,498

                                        --------------  --------------
Total Assets                            $  14,446,347   $  15,325,827
                                        ==============  ==============


Current Liabilities                         4,051,456       4,739,744

Total Liabilities                           4,051,456       4,739,744

Total Stockholders' Equity                 10,394,881      10,586,083
                                        --------------  --------------
Total Liabilities and Stockholders'
 Equity                                 $  14,446,337   $  15,325,827
                                        ==============  ==============


           INVESTORS CAPITAL HOLDINGS, LTD. AND SUBSIDIARIES
           =================================================

                 CONDENSED CONSOLIDATED STATEMENTS OF
                                INCOME




                                                 Quarters Ended

                                          June 30, 2006  June 30, 2005
                                          -------------  -------------
Revenues
Commission                                $ 17,458,902   $ 13,368,068
Advisory Fees                                1,568,429      1,155,982
Other Fee Income                                66,397        103,438
Other Income and Marketing                     508,444        565,748
                                          -------------  -------------
Total Revenue                               19,602,172     15,193,236

Commission and advisory fees                15,815,220     11,982,282
                                          -------------  -------------

Gross Profit                                 3,786,952      3,210,954


Operating Expenses:
Advertising                                    269,627        242,607
Communications                                  65,767        155,508
                                          -------------  -------------
Total Selling Expenses                         335,394        398,115

Compensation and Benefits                    2,716,025      1,735,128
Regulatory, Legal and Professional           1,202,340        473,144
Occupancy                                      234,006        154,091
Other Administrative Expenses                  332,604        243,508
                                          -------------  -------------
Total Administrative Expenses                4,484,975      2,605,871


Total Operating Expenses                     4,820,369      3,003,986

Operating (Loss) income                     (1,033,417)       206,968

Other expense:                                   8,032          3,334

Net (Loss) income before taxes              (1,041,449)       203,634

Benefit (Provision) for income taxes           443,827        (96,408)

Net (Loss) income                             (597,622)       107,226

Basic earnings per common share           $      (0.10)  $       0.02

Diluted earnings per common share         $      (0.10)  $       0.02




    CONTACT: Investors Capital Holdings, Ltd.
             Timothy Murphy, 781-593-8565 ext. 4726
             Chief Financial Officer
             tmurphy@investorscapital.com
             or
             Darren Horwitz, 781-593-8565 ext. 4761
             Manager, Corporate Communications
             dhorwitz@investorscapital.com